Exhibit 12.1
                         CONSECO, INC. AND SUBSIDIARIES


               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
                  Redeemable Preferred Securities of Subsidiary
                Trusts - Consolidated Basis for the three months
            ended March 31, 2003 and the year ended December 31, 2002
                              (Dollars in millions)

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

                                                                                  Three months
                                                                                     ended          Year ended
                                                                                    March 31,       December 31,
                                                                                      2003              2002
                                                                                      ----              ----
Pretax loss from operations:
  Net loss....................................................................          $(19.0)      $(7,835.7)
  Add income tax expense (benefit)............................................           (14.6)          864.3
  Add discontinued operations.................................................           (13.9)        2,215.0
  Add minority interest.......................................................             -             173.2
  Add cumulative effect of accounting change..................................             -           2,949.2
                                                                                        ------       ---------

     Pretax loss from operations..............................................           (47.5)       (1,634.0)
                                                                                        ------       ---------

Add fixed charges:
  Interest expense (a)........................................................            81.3           346.7
  Interest expense on investment borrowings...................................             2.6            16.4
  Interest added to policyholder account balances ............................           118.6           501.7
  Portion of rental (b).......................................................             3.3            13.8
                                                                                        ------       ---------

     Fixed charges............................................................           205.8           878.6
                                                                                        ------       ---------

     Adjusted earnings (loss).................................................          $158.3       $  (755.4)
                                                                                        ======       =========

         Ratio of earnings to fixed charges...................................             (e)             (c)
                                                                                            =               =

Fixed charges.................................................................          $205.8       $   878.6
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the ratio of income before minority
  interest to pretax income)..................................................             -               3.2
Add distributions on Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts...................................             -             173.2
                                                                                        ------       ---------

     Fixed charges plus preferred dividends and distributions on
         Company-obligated mandatorily redeemable preferred
         securities of subsidiary trusts......................................          $205.8       $ 1,055.0
                                                                                        ======       =========

     Adjusted earnings (loss).................................................          $158.3       $  (755.4)
                                                                                        ======       =========

         Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
           preferred securities of subsidiary trusts..........................             (f)             (d)
                                                                                            =               =

--------------------
(a) Interest expense includes $10.3 million and $21.2 million for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, for the interest incurred on the bank loans of current and former directors, officers and key employees used to purchase Conseco common stock. Such bank loans and interest are guaranteed by the Company.

(b)               Interest portion of rental is estimated to be 33 percent.

(c) For such ratio, adjusted earnings were $1,634.0 million less than fixed charges. Adjusted earnings for the year ended December 31, 2002, included: (i) special charges and reorganization items totaling $110.9 million; (ii) goodwill impairment charges of $500.0 million; and (iii) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
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(d)               For such ratio, adjusted earnings were $1,810.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2002, included: (i) special charges and reorganization items totaling $110.9 million; (ii) goodwill impairment charges of $500.0 million; and (iii) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the accompanying consolidated financial statements.

(e) For such ratio, adjusted earnings were $47.5 million less than fixed charges. Adjusted earnings for the three months ended March 31, 2003, included: (i) reorganization items totaling $18.1 million; and (ii) provision for losses related to loan guarantees of $15.3 million, as described in greater detail in the notes to the accompanying consolidated financial statements.

(f) For such ratio, adjusted earnings were $47.5 million less than fixed charges. Adjusted earnings for the three months ended March 31, 2003, included: (i) reorganization items totaling $18.1 million; and (ii) provision for losses related to loan guarantees of $15.3 million, as described in greater detail in the notes to the accompanying consolidated financial statements.

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